AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (the "Amendment") dated as of April 13, 2023 is made by and between Capital Bank, N.A. (the "Bank") and Steven M. Poynot ("Executive"). This Amendment amends that certain Employment Agreement between the Bank and the Executive, dated October 11, 2022 (the "Employment Agreement").

WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement as provided in this Amendment to reflect a change in Executive's position with the Bank effective April 17, 2023.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:

1. All references to "Chief Operating Officer" in the Employment Agreement, including but not limited to in Section 6(a)(ii)(A), are hereby replaced with "President and Chief Operating Officer" and all references to "COO" are hereby replaced with "President and COO."

2. Section "1. POSITION AND RESPONSIBILITIES" of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

> During the period of his employment hereunder, the Executive agrees to serve as the Bank's President and COO and shall report to the Bank's Chief Executive Officer ("CEO"). As President, the Executive shall have overarching responsibility for commercial banking production, credit and operations of the Bank. As COO, the Executive shall be responsible for all of the Commercial Banking operations of the Bank, including lending, deposit gathering, sales and operational activities as established by the CEO. Initially, such activities shall include commercial loans, deposit products, consumer loans (other than the mortgage banking and credit card divisions), credit/loan/deposit/branch operations, and commercial product management. Most employees and officers of the Commercial Bank (not including support services such as finance, HR, IT, marketing, and Risk/Compliance) shall be accountable to the Executive. In addition, the Executive will perform other duties delegated to him from time to time by the CEO or the Board.

2. All other terms and conditions of the Agreement, except as modified herein, shall remain in full force and effect and shall be binding on the parties hereto, their heirs, successors and assigns.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by facsimile, email, or other form of electronic transmission of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized, and the Executive has signed and sealed this Amendment, effective as of the date described above.

ATTEST:
By: Megan Cant
Name: Meg Cas

CAPITAL BANK, N.A.

By: Eric M Suss

Name: Eric M. Suss

Title: EVP, Chief HR Officer

EXECUTIVE

Steven M. Poynot